EXHIBIT 12.1

COMPUTATION OF EARNINGS TO FIXED CHARGES

(dollars in thousands)

	InSight (Predecessor)					InSight Holdings

												Pro Forma
	Fiscal Years Ended				Period from							for Fiscal		Three Months Ended
	June 30,				July 1 to	Fiscal Years Ended June 30,						Year Ended		September 30,
					October 17,							June 30,
	2000		2001		2001	2002		2003		2004		2004		2003		2004

Earnings:
Pretax income (loss) from continuing operations	$8,320		$16,425		$(6,748)	$9		$8,188		$4,874		$3,502		$2,685		$(1,310)
Fixed charges	25,601		28,757		7,888	35,979		40,191		43,778		47,269		10,766		11,975
Distributions received from unconsolidated partnerships	450		970		134	965		1,009		2,054		2,054		508		652
Less-Equity in earnings of unconsolidated partnerships	817		971		382	437		1,744		2,181		2,181		759		400

Total earnings	$33,554		$45,181		$892	$36,516		$47,644		$48,525		$50,644		$13,200		$10,917

Fixed Charges:
Interest expense	$19,379		$24,315		$6,536	$32,856		$37,738		$40,936		$43,683		$10,170		$11,080
Interest factor of rental expense	6,222		4,442		1,352	3,123		2,453		2,842		3,586		596		895

Total fixed charges	$25,601		$28,757		$7,888	$35,979		$40,191		$43,778		$47,269		$10,766		$11,975

Ratio of Earnings to Fixed Charges	1.3	x	1.6	x	—	1.0	x	1.2	x	1.1	x	1.1	x	1.2	x	—